Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco (November 9, 2011) — Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the third quarter ended September 30, 2011.

“The positive interim analysis results that we reported last week from our AFFIRM trial, in which MDV3100 produced a clinically meaningful and statistically significant 4.8-month increase in survival and a 37% reduction in risk of death in post-chemotherapy advanced prostate cancer patients, are an important step toward making this life-extending potential treatment available to the prostate cancer community,” said David Hung, M.D., president and chief executive officer of Medivation. “I am also pleased to announce that just yesterday the FDA granted us Fast Track designation for the post-chemotherapy indication, a designation that is reserved for development programs that the FDA determines to be for a life-threatening condition with unmet medical need. Our AFFIRM interim analysis data are clinically significant in this end-stage patient population, and increase the chance that MDV3100 may potentially demonstrate benefit in the much larger earlier-stage patient populations that we are currently studying in our ongoing clinical trials.”

“Based on the strength of these data, we have elected to exercise our co-promotion option to provide fifty percent of the U.S. sales force under our collaboration with Astellas,” continued Dr. Hung. “We will also provide fifty percent of the U.S. medical affairs support. This decision marks the potential transition of our company from a pure development organization to an integrated commercial organization, and we are actively planning for a successful launch of MDV3100 in post-chemotherapy patients should we receive marketing approval.”

Recent Accomplishments and Anticipated Milestones

MDV3100

•

Announced the results of a pre-specified interim analysis in the Phase 3 AFFIRM trial, which is evaluating the effect of MDV3100 on overall survival in 1,199 men with advanced prostate cancer who have previously been treated with docetaxel-based chemotherapy. The data showed that MDV3100 produced a 4.8-month advantage in median overall survival compared to placebo, with median survival of 18.4 months in the MDV3100 group versus 13.6 months in the placebo group. MDV3100 also provided a 37% reduction in risk of death compared to placebo (hazard ratio = 0.631). The interim analysis results were statistically significant, with a p-value of less than 0.0001. A full analysis of the AFFIRM results, including safety data, will be submitted for presentation at an upcoming scientific congress.

•

Based on the above results, the independent data monitoring committee (IDMC) overseeing the AFFIRM trial recommended that the study be stopped early and that all patients be offered MDV3100. The Company and its alliance partner Astellas expect to hold a pre-NDA meeting with the FDA in early 2012 and will provide an update on regulatory timelines for MDV3100 thereafter. Acceptance for filing of the NDA for the post-chemotherapy indication would trigger a $10 million milestone payment under Medivation’s collaboration agreement with Astellas.

•

Received Fast Track designation from the FDA for MDV3100 in the post-chemotherapy indication. Receipt of Fast Track designation enables us to request the FDA grant us priority review for our anticipated NDA in post-chemotherapy patients. In considering requests for priority review, the FDA applies the same standard it uses to award Fast Track designation.

•

Continued to enroll patients globally in the Phase 3 PREVAIL trial, which is evaluating the effect of MDV3100 on overall survival and progression-free survival in 1,700 men with advanced prostate cancer who have not yet received chemotherapy.

•

Continued to enroll patients in the Phase 2 TERRAIN trial, which is comparing the effect of MDV3100 versus bicalutamide, the most commonly used anti-androgen, on progression-free survival in approximately 370 men with advanced prostate cancer who have progressed following medical castration with LHRH analog therapy or surgical castration.

•

Continued to enroll patients in an open-label Phase 2 clinical trial designed to evaluate the effect of MDV3100 in 60 men with advanced prostate cancer who have not had any previous hormonal therapies. This trial marks the first step to determine whether MDV3100 can achieve comparable tumor control to LHRH analogs, as measured by prostate-specific antigen (PSA) response, while avoiding the negative quality of life impacts of castration.

Dimebon (latrepirdine)

•

Remained on track to announce top-line results from the 12-month Phase 3 CONCERT trial in the first half of 2012. This trial completed enrollment in November 2010 with a total of 1,003 mild-to-moderate Alzheimer’s disease patients and is evaluating dimebon when added to ongoing treatment with donepezil, the leading approved treatment for mild-to-moderate Alzheimer’s disease.

Corporate

•	Appointed Cheryl Cohen as chief commercial officer and Stewart Hallett as vice president, clinical operations.

•

Exercised its co-promotion option for MDV3100 under the Astellas collaboration agreement. Should MDV3100 receive marketing approval, the Company will provide fifty percent of the sales and medical affairs field forces in support of MDV3100 in the United States.

Third Quarter 2011 Financial Results

Revenue for the third quarter of 2011 was $14.9 million, consisting of partial recognition of the non-refundable up-front and development milestone payments to date from the Company’s corporate partners Astellas and Pfizer. These payments were recorded as deferred revenue upon receipt and are being recognized as revenue on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement.

Total operating expenses for the third quarter were $26.4 million, compared with total operating expenses of $21.1 million for the same period in 2010. These figures include non-cash stock-based compensation expense of $3.2 million in the quarter ended September 30, 2011, compared with $3.3 million for the same period in 2010.

For the nine months ended September 30, 2011, total operating expenses were $76.4 million, compared with total operating expenses of $77.7 million for the same period in 2010. These figures include non-cash stock-based compensation expense of $10.5 million in the nine months ended September 30, 2011, compared with $10.0 million for the same period in 2010.

Medivation reported a net loss for the quarter ended September 30, 2011 of $10.0 million, or $0.29 per share, compared with a net loss of $5.4 million, or $0.16 per share, for the same period in 2010. For the nine months ended September 30, 2011, the net loss was $28.0 million, or $0.80 per share, compared with a net loss of $30.1 million, or $0.88 per share, for the same period in 2010.

Cash, cash equivalents and short-term investments at September 30, 2011 totaled $163.4 million, compared with $207.8 million at December 31, 2010.

2011 Financial Outlook

Medivation continues to expect total operating expenses for 2011, net of cost-sharing payments from Astellas and Pfizer, to be between $100.0 and $110.0 million. This forecast includes approximately $14.0 million of non-cash stock-based compensation expense.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Astellas and Pfizer, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer and mild-to-moderate Alzheimer’s disease. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates and potential future progress related thereto, the therapeutic potential of Medivation’s product candidates, the potential completion of patient enrollment in ongoing clinical trials, the expected timing of a pre-NDA meeting with the FDA regarding MDV3100, the potential future regulatory approval and commercialization of MDV3100, our potential request that the FDA grant us priority review for our anticipated NDA, the anticipated timing of data from our CONCERT trial and other ongoing clinical trials and other statements with respect to future clinical trial events or results, the continued effectiveness of, and continuing collaborative activities and benefits under, Medivation’s collaboration agreements with Pfizer and Astellas, and Medivation’s anticipated future financial results, including operating expense guidance and the potential sufficiency of Medivation’s cash resources, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, the risk that positive results seen in our clinical trials may not be predictive of the results of our ongoing or planned clinical trials and the risk that life-prolonging treatments could prevent ongoing or planned MDV3100 trials from succeeding or could reduce any potential survival benefit that may be shown in these trials even if they do succeed, difficulties or delays in enrolling and retaining patients in Medivation’s clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Astellas and Pfizer for the development of MDV3100 and dimebon, respectively, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the full efficacy and safety results of the AFFIRM trial, the potential regulatory approval and commercialization of MDV3100 and related timing, the manufacturing of Medivation’s product candidates, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Collaboration revenue	$14,940	$14,350	$45,448	$45,876
Operating expenses:
Research and development	18,706	15,633	55,463	59,470
Selling, general and administrative	7,724	5,454	20,916	18,267

Total operating expenses	26,430	21,087	76,379	77,737

Loss from operations	(11,490)	(6,737)	(30,931)	(31,861)
Other income (expense), net	81	(174)	(301)	245

Net loss before income tax benefit	(11,409)	(6,911)	(31,232)	(31,616)
Income tax benefit	1,365	1,468	3,262	1,468

Net loss	$(10,044)	$(5,443)	$(27,970)	$(30,148)

Basic and diluted net loss per common share	$(0.29)	$(0.16)	$(0.80)	$(0.88)

Weighted average common shares used in the calculation of basic and diluted net loss per common share	34,909	34,570	34,821	34,198

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$88,371	$107,717
Short-term investments	74,979	100,039
Receivable from collaboration partners	14,137	21,188
Prepaid expenses and other current assets	4,964	8,067

Total current assets	182,451	237,011
Property and equipment, net	677	862
Restricted cash	843	843
Other non-current assets	4,296	887

Total assets	$188,267	$239,603

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$5,311	$3,229
Accrued expenses	27,146	21,399
Deferred revenue	59,762	59,153
Other current liabilities	839	5,193

Total current liabilities	93,058	88,974
Deferred revenue, net of current	98,450	141,507
Other non-current liabilities	628	1,438

Total liabilities	192,136	231,919
Contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value per share;
1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share;
50,000,000 shares authorized; issued and outstanding shares of 34,910,494 at September 30, 2011 and 34,573,829 at December 31, 2010	349	346
Additional paid-in capital	235,191	218,786
Accumulated other comprehensive gain	11	2
Accumulated deficit	(239,420)	(211,450)

Total stockholders’ (deficit) equity	(3,869)	7,684

Total liabilities and stockholders’ (deficit) equity	$188,267	$239,603